Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact: Laura J. Wakeley
717-291-2616

Fulton Financial reports second quarter earnings of $0.18 per share

•	Diluted earnings per share for the second quarter of 2011 was 18 cents, a 5.9 percent increase from the first quarter of 2011.

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The provision for credit losses was $36.0 million for the second quarter of 2011, a $2.0 million, or 5.3 percent, decrease from the first quarter of 2011 and a $4.0 million, or 10.0 percent, decrease from the second quarter of 2010. Non-performing loans decreased $7.2 million, or 2.3 percent, in comparison to the first quarter of 2011, representing the third consecutive quarterly decrease in the level of non-performing loans.

•	Other income, excluding investment securities gains and losses, increased $3.8 million, or 8.7 percent, in comparison to the first quarter of 2011 due to strong growth in most fee categories.

•	As in the first quarter of 2011, the Corporation raised its dividend to common shareholders by one cent, to $0.05 per common share for the second quarter of 2011.

(July 19, 2011) – Lancaster, PA – Fulton Financial Corporation (NASDAQ: FULT) reported net income of $36.4 million, or 18 cents per diluted share, for the second quarter ended June 30, 2011, compared to $33.8 million, or 17 cents per diluted share, for the first quarter of 2011.

“Our second quarter financial performance showed continued improvement,” said R. Scott Smith, Jr., Chairman and Chief Executive Officer. “In the credit area, we saw reductions in non-performing loans, loan charge-offs, overall loan delinquency and the provision for credit losses. We also produced strong growth in other income while keeping a tight rein on expenses. Residential mortgage activity and related sale gains showed improvement as did our investment management and brokerage activities. Further reduction of funding costs within our deposit base enabled us to expand the net interest margin. With our strong liquidity position, we are well positioned to grow quality loans and related interest income when improved business and consumer confidence leads to more robust demand for credit. We were also pleased to increase our cash dividend again this quarter”.

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Page 2 … Fulton Financial reports second quarter earnings of $0.18 per share

In the second quarter of 2011, net income increased $2.6 million, or 7.7 percent, in comparison to the first quarter of 2011. This increase was due to a $2.0 million reduction in the provision for credit losses, a $1.2 million, or 2.6 percent, increase in other income and a $1.1 million, or 0.8 percent, increase in net interest income. The favorable impact of these items was partially offset by a $915,000, or 0.9 percent, increase in other expenses and a $779,000, or 6.3 percent, increase in income tax expense.

For the six months ended June 30, 2011, net income available to common shareholders increased $21.1 million, or 43.1 percent, in comparison to the prior year. This increase was primarily due to a $10.4 million, or 12.5 percent, increase in other income, a $10.1 million decrease in preferred stock costs, a $6.0 million, or 7.5 percent, decrease in the provision for credit losses and a $2.5 million, or 0.9 percent, increase in net interest income. The favorable impact of these items was partially offset by a $5.0 million, or 24.2 percent, increase in income tax expense and a $2.9 million, or 1.4 percent, increase in other expenses.

Asset Quality

Non-performing assets were $348.3 million, or 2.18 percent of total assets, at June 30, 2011, compared to $355.1 million, or 2.22 percent of total assets, at March 31, 2011 and $342.6 million, or 2.06 percent of total assets, at June 30, 2010. The $6.7 million, or 1.9 percent, decrease in non-performing assets in comparison to the first quarter of 2011 was primarily due to a decrease in non-performing construction and residential mortgages, partially offset by an increase in non-performing commercial loans and commercial mortgages.

Annualized net charge-offs for the quarter ended June 30, 2011 were 1.30 percent of average total loans, compared to 1.42 percent for the quarter ended March 31, 2011. The allowance for credit losses as a percentage of non-performing loans was 86.4 percent at June 30, 2011 in comparison to 85.3 percent at March 31, 2011 and 88.5 percent at June 30, 2010.

The provision for credit losses for the second quarter of 2011 decreased $2.0 million, or 5.3 percent, to $36.0 million as a result of improved credit quality metrics, including a continuing trend of decreasing non-performing asset levels that began during the fourth quarter of 2010.

Net Interest Income and Margin

Net interest income for the second quarter of 2011 increased $1.1 million, or 0.8 percent, from the first quarter of 2011, primarily due to a 4 basis point, or 1.0 percent, increase in the net interest margin.

Contributing to the improvement in net interest margin was a five basis point decline in funding costs, partially offset by a two basis point decrease in yields on interest-earning assets.

Page 3 … Fulton Financial reports second quarter earnings of $0.18 per share

Average Balance Sheet

Total average assets for the second quarter of 2011 were $16.0 billion, a decrease of $124.0 million, or 0.8 percent, from the first quarter of 2011.

Average loans, net of unearned income, decreased $38.4 million, or 0.3 percent, for the second quarter of 2011 in comparison to the first quarter of 2011.

	Quarter Ended
	Jun 30 2011	Mar 31 2011	Increase (decrease)
			$	%
	(dollars in thousands)
Loans, by type:
Real estate - commercial mortgage	$4,430,046	$4,385,072	$44,974	1.0%
Commercial - industrial, financial and agricultural	3,689,877	3,707,081	(17,204)	(0.5%)
Real estate - home equity	1,623,438	1,628,550	(5,112)	(0.3%)
Real estate - residential mortgage	1,023,471	1,017,439	6,032	0.6%
Real estate - construction	712,638	779,556	(66,918)	(8.6%)
Consumer	332,960	341,247	(8,287)	(2.4%)
Leasing and other	70,589	62,497	8,092	12.9%

Total Loans, net of unearned income	$11,883,019	$11,921,442	$(38,423)	(0.3%)

During the second quarter of 2011, commercial mortgages increased $45.0 million, or 1.0 percent. This increase was more than offset by a $66.9 million, or 8.6 percent, decline in construction loans and a $17.2 million, or 0.5 percent, decrease in commercial loans.

Average investments for the second quarter of 2011 were $2.6 billion, a $195.8 million, or 7.0 percent, decrease from the first quarter of 2011. During the second quarter of 2011, sales and maturities of collateralized mortgage obligations and mortgage-backed securities exceeded purchases.

Average deposits for the second quarter of 2011 increased $49.7 million, or 0.4 percent, from the first quarter of 2011.

	Quarter Ended
	Jun 30 2011	Mar 31 2011	Increase (decrease)
			$	%
	(dollars in thousands)
Deposits, by type:
Noninterest-bearing demand	$2,362,614	$2,238,200	$124,414	5.6%
Interest-bearing demand	2,352,961	2,322,098	30,863	1.3%
Savings deposits	3,356,361	3,282,790	73,571	2.2%

Total demand and savings	8,071,936	7,843,088	228,848	2.9%
Time deposits	4,353,352	4,532,528	(179,176)	(4.0%)

Total Deposits	$12,425,288	$12,375,616	$49,672	0.4%

Page 4 … Fulton Financial reports second quarter earnings of $0.18 per share

The increase in deposits in the second quarter of 2011 in comparison to the first quarter of 2011 was due to a $228.8 million, or 2.9 percent, increase in demand and saving accounts, partially offset by a $179.2 million, or 4.0 percent, decrease in time deposits.

Non-interest Income

Other income, excluding investment securities gains, increased $3.8 million, or 8.7 percent, in comparison to the first quarter of 2011. Service charges on deposit accounts increased $1.0 million, or 7.7 percent, due to increases in overdraft and cash management fees. Other service charges and fees increased $1.2 million, or 10.7 percent, due mainly to growth in debit card and merchant fees.

The following table summarizes the net realized gains and other-than-temporary impairment charges by type of investment security:

	Quarter Ended
	Jun 30 2011	Mar 31 2011
	(in thousands)
Net realized gains:
Debt securities	$15	$3,571
Equity securities	43	5
Other-than-temporary impairment charges:
Debt securities	(359)	(994)
Equity securities	(34)	(297)

Investment securities gains (losses)	$(335)	$2,285

Other-than-temporary impairment charges for debt and equity securities were related to the Corporation’s investments in pooled trust preferred securities issued by financial institutions and stocks of financial institutions, respectively.

Non-interest Expense

Other expenses increased $915,000, or 0.9 percent, in the second quarter of 2011 compared to the first quarter of 2011, primarily due to a $1.8 million increase in salaries and employee benefits, a $607,000 increase in state taxes, primarily due to an increase in bank franchise tax, and a $605,000 increase in OREO and repossession expense. These increases were partially offset by a $1.5 million decrease in FDIC insurance expense and a $973,000 decrease in marketing expenses.

Page 5 … Fulton Financial reports second quarter earnings of $0.18 per share

About Fulton Financial

Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company which has nearly 3,800 employees and operates more than 270 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates: Fulton Bank, N.A., Lancaster, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; The Bank, Mt. Laurel, NJ; Skylands Community Bank, Chester, NJ and The Columbia Bank, Columbia, MD.

The Corporation’s investment management and trust services are offered at all banks through Fulton Financial Advisors, a division of Fulton Bank, N.A. Residential mortgage lending is offered by all banks through Fulton Mortgage Company.

Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

Safe Harbor Statement

This news release may contain forward-looking statements with respect to the Corporation’s financial condition, results of operations and business. Do not unduly rely on forward-looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “will,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future,” “intends” and similar expressions which are intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, some of which are beyond the Corporation’s control and ability to predict, that could cause actual results to differ materially from those expressed in the forward-looking statements. The Corporation undertakes no obligation, other than required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Many factors could affect future financial results including, without limitation: the impact of adverse changes in the economy and real estate markets; increases in non-performing assets which may reduce the level of earning assets and require the Corporation to increase the allowance for credit losses, charge-off loans and incur elevated collection and carrying costs related to such non-performing assets; acquisition and growth strategies; market risk; changes or adverse developments in political or regulatory conditions; a disruption in or abnormal functioning of credit and other markets, including the lack of or reduced access to markets for mortgages and other asset-backed securities and for commercial paper and other short-term borrowings; changes in the levels of, or methodology for determining, FDIC deposit

Page 6 … Fulton Financial reports second quarter earnings of $0.18 per share insurance premiums and assessments; the effect of competition and interest rates on net interest margin and net interest income; investment strategy and other income growth; investment securities gains and losses; declines in the value of securities which may result in charges to earnings; changes in rates of deposit and loan growth or a decline in loans originated; relative balances of rate-sensitive assets to rate-sensitive liabilities; salaries and employee benefits and other expenses; amortization of intangible assets; goodwill impairment; capital and liquidity strategies, and other financial and business matters for future periods.

For a more complete discussion of certain risks and uncertainties affecting the Corporation, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in the Corporation’s filings with the Securities and Exchange Commission.

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2011